Exhibit 10.12

Columbia Pipeline Group, Inc.

2015 Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

for Nonemployee Directors of Columbia Pipeline Group, Inc.

Relating to Vested but Unpaid NiSource Restricted Stock Units

This Restricted Stock Unit Award Agreement (the “Agreement”), is made and entered into as of                     , 2015, by and between Columbia Pipeline Group, Inc., a Delaware corporation (the “Company”), and                     , a Nonemployee Director of the Company (the “Grantee”).

Section 1. Restricted Stock Unit Award. NiSource Inc. (“NiSource”) previously granted to the Grantee Awards of Restricted Stock Units (“RSUs”) in accordance with the terms and conditions of restricted stock unit agreements under the NiSource Nonemployee Director Stock Incentive Plan and the NiSource Inc. 2010 Omnibus Incentive Plan (the “Prior NiSource RSU Agreements”). Under the Prior NiSource RSU Agreements, many of the RSUs are fully vested but will not become payable until a future date (the “Vested NiSource RSUs”). On                     , 2015, NiSource implemented the spin-off of its pipeline and transmission business, comprised of the Company and its affiliates, which made the Company and its affiliates independent and no longer part of the controlled group of corporations of NiSource. To preserve the value of the Vested NiSource RSUs, the Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award of                      Restricted Stock Units. The Restricted Stock Units will be represented by a bookkeeping entry (the “RSU Account”) of the Company, and each Restricted Stock Unit shall be equivalent to one share of the Company’s common stock.

Section 2. Grantee Accounts. The number of whole and fractional RSUs granted pursuant to this Agreement shall be credited to the Grantee’s RSU Account. The Grantee shall be credited with additional RSUs pursuant to Article XIV of the Plan to reflect dividend equivalents with respect to the period of time between the Date of Grant and the receipt of payment under the Plan. Such dividend equivalent credits will be equal to the dividends or other distributions declared on any Shares underlying the RSUs. Dividend equivalents will be aggregated and credited to the Grantee’s RSU Account in the form of additional RSUs based on the Fair Market Value on the dividend payment date. Each RSU Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Grantee (or the Grantee’s beneficiaries or estate if the Grantee is deceased) in accordance with Sections 4 and 5 herein. No funds shall be set aside or earmarked for any RSU Account, which shall be purely a bookkeeping device.

Section 3. Vesting and Lapse of Restrictions. The RSUs awarded under this Agreement shall be fully and immediately vested as of                     , 2015.

Section 4. Payment of RSUs. The Company shall distribute the RSUs to the Grantee under each Award as soon as practicable (but in no event later than 60 days) after the date of the Grantee’s termination of Service or such other specified date elected by the Grantee under an applicable Prior NiSource RSU Agreement. The Grantee shall be entitled to receive from the Company a number of Shares with an aggregate Fair Market Value on the date of payment equal to the aggregate Fair Market Value of such vested Restricted Stock Units, including the Restricted Stock Units credited to the Participant’s RSU Account as dividend equivalents. Payment to the Grantee shall be made in the form of Columbia Pipeline Group, Inc. common stock for all whole and fractional RSUs.

Section 5. Delivery of Shares. If the Grantee dies before the Company has distributed any portion of the vested Restricted Stock Units, the Company will transfer any Shares payable with respect to the vested Restricted Stock Units in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided.

Section 6. Director Investment Election Arrangement. Notwithstanding anything in this Agreement to the contrary, the Grantee may make a one-time election to change the underlying investment of the Grantee’s RSU Account by executing the Director Investment Election Arrangement form on or after July 11, 2015 and before October 1, 2015. If the Grantee does not complete the Election Form by such date, the Director Investment Election Arrangement as described in this Section will not apply to any RSUs.

If the Grantee participates in the Director Investment Election Arrangement, the Grantee may elect to invest the amount credited to the Grantee’s RSU Account among the investment options provided to the Grantee and as determined by the Company from time to time in its sole and absolute discretion. The Company may, in its sole discretion, discontinue, substitute, or add investment options after the Grantee makes a one-time election to participate in the Director Investment Election Arrangement. Notwithstanding the foregoing, the investment options under the Director Investment Election Arrangement are to be used for measurement purposes only, and the Grantee’s election of any such investment option, the allocation of the Grantee’s RSU Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to the Grantee’s RSU Account shall not be considered in any manner as an actual investment of the Grantee’s RSU Account in any such investment option. The Grantee’s RSU Account shall continue to be a bookkeeping entry only, and the Grantee shall not have any rights in or to such investments themselves. In addition, if the Grantee elects to participate in the Director Investment Election Arrangement, the Grantee’s RSU Account shall be distributed in cash at the time of settlement.

Section 7. Securities Law Compliance. The delivery of all or any Shares that relate to the Restricted Stock Units shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares that may be issued under this Agreement. The Company may, in its sole discretion, delay the delivery of Shares or place restrictive legends on Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Shares are traded. If the Company delays the delivery of Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such later date that may be permitted under Code Section 409A.

Section 8. Restriction on Transferability. Except as otherwise provided in the Plan, the Restricted Stock Units granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Restricted Stock Units.

Section 9. Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s RSU Account or any other specific assets of the Company. All amounts credited to the Grantee’s RSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

Section 10. No Rights as Stockholder or Nonemployee Director.

(a)	Unless and until Shares have been issued to the Grantee, the Grantee shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units subject to this Agreement; provided, however, that the Grantee shall be entitled to receive dividend equivalent credits equal to the dividends or other distributions declared on any Shares underlying the RSUs in accordance with Section 2.

(b)	Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as a Nonemployee Director of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s service at any time.

Section 11. Adjustments. If at any time while the Award is outstanding, the number of outstanding Restricted Stock Units is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in the Plan, the number and kind of Restricted Stock Units shall be adjusted in accordance with the provisions of the Plan. In the event of certain corporate events specified in Article XVI of the Plan, any unvested or undistributed Restricted Stock Units may be replaced by substituted Awards or forfeited in exchange for payment of cash in accordance with the procedures and provisions of Article XVI of the Plan.

Section 12. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, Columbia Pipeline Group, Inc., 5151 San Felipe Street, Suite 2500, Houston, TX 77056, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 13. Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, will be performed in accordance with the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. This Agreement at all times shall be governed by the Plan and in no way alter or modify the Plan. To the extent a conflict exists between this Agreement and the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing, if subsequent guidance is issued under Code Section 409A that would impose additional taxes, penalties, or interest to either the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the Consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.

Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

Section 15. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 16. Entire Agreement; Code Section 409A Compliance. This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof, except that the Prior NiSource RSU Agreements that were previously granted by NiSource to the Grantee with respect to only the vested NiSource RSUs shall continue to remain in full force and effect. This Agreement is pursuant to the terms of the Company’s 2015 Omnibus Incentive Plan (the “Plan”) and in the event of conflicts between this Agreement and the Plan, the Plan shall govern. The Grantee acknowledges that the Restricted Stock Units awarded under this Agreement satisfies any obligation of the Company or NiSource to provide any additional Restricted Stock Units under the Plan and the Prior NiSource Director Plan RSU Agreement as a result of the previously described spin-off of the Company. The applicable terms of the Plan are incorporated herein by reference, including the definition of capitalized terms contained in the Plan, and including the Code Section 409A provisions of Section XIX of the Plan. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules.

If the Grantee is unexpectedly required to include in the Grantee’s current year’s income any amount of compensation relating to the Restricted Stock Units because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Grantee may receive a distribution of cash or Shares in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Award to be granted, and the Grantee has accepted this Award, as of the date first above written.

COLUMBIA PIPELINE GROUP, INC.

By:

Its:

GRANTEE

By:

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